Exhibit 2.1

EXECUTION COPY

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (“Agreement”), dated and effective as of April 30, 2010  (the “Effective Date”), is entered into by and among China Dongfang Healthcare Group Inc., a Nevada corporation (the “Company”), Elegant Capital Holdings Limited, a British Virgin Islands business company (“Elegant Capital”), Daily Fortune Investments Limited, a British Virgin Islands business company (“Daily Fortune”), Eastern Well Holdings Limited, a British Virgin Islands business company (“Eastern Well”), Good Praise Holdings Limited, a British Virgin Islands business company (“Good Praise”), and Winmark Group Limited, a British Virgin Islands business company (“Winmark”).

BACKGROUND

WHEREAS, Elegant Capital, Eastern Well, Good Praise and Daily Fortune (each, a “Winmark Shareholder” and, collectively, the “Winmark Shareholders”) together own all of the issued and outstanding shares of capital stock of Winmark;

WHEREAS, the Company desires to acquire from the Winmark Shareholders, and the Winmark Shareholders desire to sell to the Company, all of the outstanding shares of capital stock of Winmark through an exchange (the “Share Exchange”) of the Company’s common stock, $0.0001 par value, for all of the outstanding shares of capital stock of Winmark.  The Company further desires Winmark and each of the Winmark Shareholders to make certain representations and warranties respecting itself and the Share Exchange, and Winmark and each of the Winmark Shareholders desires to make such representations and warranties.

WHEREAS, it is the intention of the parties that the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the United States Securities Act of 1933, as amended (“Securities Act”), and under the applicable securities laws of each jurisdiction where the Company and the Winmark Shareholders reside.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE SHARE EXCHANGE

Section 1.1        Share Exchange

(a)           On the Effective Date, and subject to the terms and conditions set forth in this Agreement, the Winmark Shareholders shall sell, assign, transfer and exchange (the “Exchange”) to the Company, free and clear of all liens, rights (including without limitation rights of first refusal and offer), security interests, pledges, options, mortgages, easements, covenants, restrictions, reservations, conditional sales, options, prior assignments, or other encumbrances, claims, burdens or charges of any nature (collectively, “Encumbrances”), all of the issued and outstanding shares and share capital of Winmark, and all rights to receive shares or share capital of Winmark (collectively, the “Winmark Shares”).

(b)           On the Effective Date, and subject to the terms and conditions set forth in this Agreement, and as consideration for the Exchange of the Winmark Shares to the Company, the Company shall issue to each of the Winmark Shareholders, free and clear of all Encumbrances, the number of authorized but unissued shares of the Company’s common stock, $0.0001 par value (the “Company Shares”), as set forth opposite each Winmark Shareholder’s name on Schedule I hereto.

(c)           It is intended by the parties hereto that for United States income tax purposes, the Exchange in exchange for Company Shares constitutes a tax-deferred exchange within the meaning of Section 351 and/or 368(a)(1)(B) of the Internal Revenue Code, as amended.  Each of the parties hereto shall file all tax informational returns on a basis consistent with such characterization.

Section 1.2       Exchange of Certificates.         On the Effective Date, the Winmark Shareholders shall be required to surrender all of their Winmark Shares to the Company, and the Winmark Shareholders shall be entitled upon surrender to receive in exchange thereof certificates representing the proportionate number of Company Shares into which the Winmark Shares shall have been exchanged pursuant to this Agreement and as set forth on Schedule I hereto.  On the Effective Date, each outstanding certificate which, prior to the Effective Date, represented Winmark Shares shall be deemed for all corporate purposes to evidence the ownership of the number of Company Shares for which such Winmark Shares have been so exchanged.  However, no dividend or other consideration payable to holders of Company Shares of record as of any date subsequent to the Effective Date shall be paid to the owner of any certificate which, prior to the Effective Date, represented Winmark Shares, until such certificate or certificates representing all the relevant Winmark Shares, together with a stock transfer form, are surrendered to the Company.  All Company Shares for which the Winmark Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Winmark Shares.

Section 1.3       Closing.          The closing of the Share Exchange shall take place on the Effective Date at the business office of the Company located at No. 8, Shian South Road, Shijing Town, Guangzhou, Baiyun District, People’s Republic of China, or at such other place as shall be determined by the parties hereto.

Section 1.4        Restrictions on Resale

(a)           Neither the Company Shares issuable to the Winmark Shareholders nor any issuance or resale of such securities will be registered under the Securities Act, or under the securities laws of any state or foreign jurisdiction, and neither the Company Shares nor any interest therein may be transferred, pledged, hypothecated, granted, sold, assigned or otherwise disposed of (each, a “Transfer”) until (i) a registration statement with respect to the Transfer of such securities is declared effective under the Securities Act or an exemption from the registration requirements of the Securities Act is available with respect to the Transfer of such securities, and (ii) the applicable securities laws of any other foreign, state, local or other jurisdiction have been complied with in respect of such a Transfer.  Such exemption or compliance shall be evidenced by an opinion of counsel selected by the transferor of the Company Shares, at the transferor’s expense, the form and substance of such opinion and of such counsel being acceptable to the Company, to the effect that the Transfer of the Company Shares has been registered or does not require registration under the Securities Act or the applicable securities laws of any foreign, state, local or other jurisdiction.  The Company may also require the transferor to provide such additional documents, certificates, or other instruments as may be necessary and customary to demonstrate compliance with the Securities Act and the securities laws of the applicable foreign, state, local or other jurisdiction as to such Transfer.  As a condition of any such Transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and any Lock-Up Agreement.

(b)           The certificates representing the Company Shares shall contain legends substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY FOREIGN, STATE, LOCAL OR OTHER JURISDICTION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH OTHER FOREIGN, STATE, LOCAL OR OTHER APPLICABLE SECURITIES LAWS  (COLLECTIVELY, THE “SECURITIES LAWS”).  THE SECURITIES ARE BEING OFFERED AND SOLD ONLY PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT.  THE SECURITIES MAY NOT BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER ALL APPLICABLE SECURITIES LAWS.  THE HOLDER OF THE SECURITIES BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL ONLY OFFER, SELL OR OTHERWISE TRANSFER THESE SECURITIES: (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND/OR (E) IN COMPLIANCE WITH THE PROVISIONS OF ANY OTHER APPLICABLE SECURITIES LAWS, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO THE COMPANY, AT THE HOLDER’S EXPENSE.

“PURSUANT TO A SHARE EXCHANGE AGREEMENT, DATED AS OF APRIL ___, 2010, BY AND AMONG CHINA DONGFANG HEALTHCARE GROUP INC., ELEGANT CAPITAL HOLDINGS LIMITED, DAILY FORTUNE INVESTMENTS LIMITED, EASTERN WELL HOLDINGS LIMITED, GOOD PRAISE HOLDINGS LIMITED, AND WINMARK GROUP LIMITED, THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, GRANTED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE DISPOSED OF, EXCEPT AS PERMITTED THEREBY AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH THEREIN.”

(c)          The certificates representing the Winmark Shares and the Company Shares shall further contain such other legends as required under applicable state, local or foreign law or any law, rule or regulation (including those of any stock exchange or other market).

Section 1.5        Delivery of Additional Documents.       In addition to the delivery of share certificates as set forth in Section 1.2, on the Effective Date:

(a)          The Company, Winmark and each Winmark Shareholder shall deliver or cause to be delivered to the other respective parties original versions (unless otherwise noted) of the following documents:

(1)
A good standing certificate for such party (including, with respect to Winmark, a good standing certificate for both Winmark and for Shouzhi Medical Institution Management Co. Ltd., a corporation formed under the laws of the People’s Republic of China (“Winmark Subsidiary”), dated no earlier than ten (10) days before the Effective Date, from such party’s respective jurisdiction of formation;

(2)	A certificate of the Secretary (or other persons performing similar functions) of the party as to the incumbency and signatures of the directors or officers of such party executing this Agreement;

(3)
A certificate of a duly authorized director or officer of the party that (i) all representations and warranties made by such party in the Agreement are true and correct as of the Effective Date; and (ii) all covenants, agreements and obligations required by the Agreement to be performed or complied with by the party prior to or as of the Effective Date have been performed or complied with in all material respects;

(4)
Copies of resolutions duly adopted by the party’s Board of Directors and, where applicable, shareholders (or persons performing similar functions), authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by a director or officer of such party as in full force and effect, without modification or rescission, on and as of the Effective Date;

(5)	All other documents, instruments and writings reasonably requested by the Company on or prior to the Effective Date or otherwise required pursuant to this Agreement.

(b)          In addition to the foregoing, Winmark shall deliver or cause to be delivered to the Company original versions (unless otherwise noted) of the following documents:

(1)
The Memorandum of Association, Articles of Association, Articles of Incorporation, and Bylaws (or other similar documents) of Winmark and Winmark Subsidiary, together with all amendments thereto as of the Effective Date;

(2)
The minute books of Winmark and Winmark Subsidiary, each of which contains the minutes of all meetings of the Board of Directors and shareholders of Winmark and Winmark Subsidiary (or other persons performing similar functions), respectively, and adequately reflects all actions taken by the Board of Directors and shareholders of Winmark and Winmark Subsidiary, respectively, on and prior to the Effective Date; provided, however, that such original minute books may continue to be maintained at a location other than the Company’s principal place of business, pursuant to resolutions of the Board of Directors of each such entity or applicable law;

(3)	a Lock-up Agreement, executed by the Company, Elegant Capital and each of the other parties thereto, in form and substance satisfactory to the Company; and

(4)	All other documents, instruments and writings of Winmark and Winmark Subsidiary reasonably requested by the Company on or prior to the Effective Date or otherwise required pursuant to this Agreement.

(c)          In addition to the foregoing, each Winmark Shareholder shall deliver or cause to be delivered to the Company original versions (unless otherwise noted) of the following documents:

(1)
Copies of the minute books of each Winmark Shareholder, each of which contains the minutes of all meetings of the directors and members of each such Winmark Shareholder and adequately reflects all actions taken by the directors and members of each such Winmark Shareholder, on and prior to the Effective Date; and

(2)	All other documents, instruments and writings of such Winmark Shareholder reasonably requested by the Company on or prior to the Effective Date or otherwise required pursuant to this Agreement.

(d)          In addition to the foregoing, each Winmark Shareholder shall deliver or cause to be delivered to the Company, and the Company shall deliver or cause to be delivered to  Winmark and each Winmark Shareholder, original versions (unless otherwise noted) of the following documents:

(1)
Copies of the Memorandum of Association, Articles of Association, Articles of Incorporation, and Bylaws (or other similar documents) of the party, together with all amendments thereto as of the Effective Date;

(2)	All other documents, instruments and writings of such party reasonably requested by the other party on or prior to the Effective Date or otherwise required pursuant to this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Winmark and each of the Winmark Shareholders as follows:

Section 2.1        Corporate Organization.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business, and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by the Company or the ownership or leasing of its properties makes such qualification and being in good standing necessary.

(b)           Copies of the Articles of Incorporation and Bylaws of the Company, with all amendments thereto as of the Effective Date, have been furnished to Winmark and the Winmark Shareholders, and such copies are accurate and complete as of the Effective Date.  The minute book of the Company is current as required by law, contains the minutes of all meetings of the Board of Directors of the Company, and adequately reflects all material actions taken by the Board of Directors of the Company.

Section 2.2        Capitalization of the Company.         The authorized capital stock of the Company consists of (a) 220,000,000 shares of common stock, par value $0.0001 per share as of the Effective Date, of which no shares, prior to giving effect to the transactions contemplated hereby, are issued and outstanding; and (b) 20,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding.  All of the Company Shares to be issued pursuant to this Agreement will be duly authorized and, when issued in the Share Exchange and as contemplated herein, will be validly issued, fully paid and non-assessable.  As of the Effective Date, there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of the Company.

Section 2.3       Authorization and Validity of Agreements.           The Company has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  Upon the execution and delivery by Winmark and the Winmark Shareholders of this Agreement and the performance of their obligations herein, this Agreement will constitute the legal, valid and binding obligation of the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.4       No Conflict or Violation.         To the Company’s knowledge, the execution, delivery and performance of this Agreement by the Company do not and will not violate or conflict with any provision of its Articles of Incorporation or Bylaws, and do not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the Company, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises or permits to which the Company is bound.

Section 2.5       Consents and Approvals.          Other than as may be required under applicable securities laws, to the Company’s knowledge, no consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder.

Section 2.6       Absence of Certain Changes or Events.  As of the Effective Date, the Company does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of the Company.  There has furthermore not been any declaration setting aside payment of dividends or distribution with respect to the Company Shares.

Section 2.7       Disclosure.  This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of the Company in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.8        No Undisclosed Liabilities.     On or prior to the Effective Date, the Company has not incurred any liability material to the Company on a consolidated basis, except in the ordinary course of its business, consistent with past practices; suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of the Company which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by the Company to the Winmark Shareholders pursuant hereto); or subsequent to the Effective Date, conducted its business and operations other than in the ordinary course of business and consistent with past practices. The Company has no liability (and the Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which individually or in the aggregate are reasonably likely to have a material adverse effect on the Company).

Section 2.9        Litigation.       To the Company’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company or any subsidiary that may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 2.10      Taxes.      To the Company’s knowledge, the Company has paid all taxes due to date, if any.

Section 2.11      Survival. Each of the representations and warranties set forth in this Article II shall survive the Effective Date for a period terminating on the second anniversary of the Effective Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WINMARK AND
THE WINMARK SHAREHOLDERS

Winmark and each of the Winmark Shareholders represent and warrant to the Company, severally and not jointly, as follows:

Section 3.1        Corporation Organization and Capitalization of Winmark.

(a)           Winmark and each of the Winmark Shareholders are duly organized, validly existing and in good standing under the laws of the British Virgin Islands and each of them has all requisite power and authority to own its properties and assets and to conduct its business as now conducted, and each is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by the Winmark Shareholders or the ownership or leasing of its properties makes such qualification and being in good standing necessary.  As of the Effective Date, the Winmark Shareholders own in the aggregate 100% of the issued and outstanding equity securities of Winmark.  The authorized capital stock of Winmark consists of 50,000 shares of common stock, par value $1.00 per share, of which 50,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid.  All of the Winmark Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof, and in each instance, have been issued in accordance with the registration requirements of applicable securities laws or an exemption therefrom.  As of the Effective Date, there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of Winmark.  Each of the Winmark Shareholders owns its respective shares of Winmark free and clear of all Encumbrances.

(b)           As of the Effective Date, Winmark owns 100% of the issued and outstanding equity securities or voting interests in Winmark Subsidiary. Winmark Subsidiary is duly organized, validly existing and in good standing under the laws of the People’s Republic of China and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by the Winmark Subsidiary or the ownership or leasing of its properties makes such qualification and being in good standing necessary.

(c)           Copies of the Memorandum of Association, Articles of Association, and Bylaws (or other similar documents), with all amendments thereto as of the Effective Date, of Winmark, each Winmark Shareholder and Winmark Subsidiary, have been furnished to the Company and such copies are accurate and complete as of the Effective Date.  The minute book of each of Winmark, each Winmark Shareholder and Winmark Subsidiary is current as required by law, contains the minutes of all meetings of the Board of Directors and shareholders of such company, and adequately reflects all material actions taken by the Board of Directors and shareholders (or other persons performing similar functions) of each such company.  The original minute books of Winmark and Winmark Subsidiary have been furnished to the Company; provided, however, that notwithstanding the foregoing the Company acknowledges that such original minute books may be required to be maintained at a location other than the Company’s principal place of business, pursuant to resolutions of the Board of Directors of each such entity or applicable law.  Copies of the minute books of each Winmark Shareholder have been furnished to the Company.

Section 3.2        Authorization and Validity of Agreements.        Each of Winmark and the Winmark Shareholders has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby and upon the execution and delivery by the Company and the performance of its obligations herein, will constitute a legal, valid and binding obligation of each of Winmark and the Winmark Shareholders.  The execution and delivery of this Agreement by each of Winmark and the Winmark Shareholders and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of each of Winmark and the Winmark Shareholders, and no other corporate proceedings on their part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.3        No Conflict or Violation.        The execution, delivery and performance of this Agreement by Winmark and each of the Winmark Shareholders do not and will not violate or conflict with any provision of their respective Memorandum of Association, Articles of Association, Bylaws or other similar documents.  The execution, delivery and performance of this Agreement by Winmark and each of the Winmark Shareholders do not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of Winmark, the Winmark Subsidiary, or any of the Winmark Shareholders is a party, or by which any of them is bound, or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any Encumbrance upon any of the properties or assets of Winmark, the Winmark Subsidiary, or any Winmark Shareholder, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises or permits to which such entities are bound.

Section 3.4        Consents and Approvals.      No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by Winmark or any of the Winmark Shareholders, the performance by such parties of their obligations hereunder, and the consummation of the transactions contemplated hereby.

Section 3.5        Investment Representation.

(a)       Each of the Winmark Shareholders represents that it (i) has knowledge and experience in financial and business matters such that the Winmark Shareholder is capable of evaluating the merits and risks of its prospective investment in the Company Shares and of protecting its own interests in connection therewith; (ii) is acquiring the Company Shares as principal for the Winmark Shareholder’s own account, not on behalf of other persons, and for investment purposes and not with a view to any resale or distribution of the Company Shares; and (iii) understands that the offer and sale of the Company Shares have not been submitted to, reviewed by, nor have the merits of the investment been endorsed or approved by any state or federal or foreign agency, commission, authority or self-regulatory organization.

(b)           Each of the Winmark Shareholders is able to bear the risks associated with its investment in the Company Shares, including a total loss of such investment.  Each Winmark Shareholder acknowledges that an investment in the Company involves a high degree of risk, including but not limited to the following risks: (i) the Company is a newly-formed entity that has only recently been organized; (ii) the Company requires a significant amount of cash to conduct its business as is contemplated to be conducted in the future, yet there can be no assurance that such capital will be available to the Company on acceptable terms, if at all; (iii) the Company intends on becoming a U.S. public reporting company, which would thereby subject its officers, directors and shareholders, including each of the Winmark Shareholders, to the rules and regulations that may require disclosure of their ownership of Company Shares and other information; and (iv) the Company is a Nevada corporation and not a British Virgin Islands business company, and that as a result the protections afforded the Winmark Shareholders under British Virgin Islands law may be significantly reduced or may be inapplicable under Nevada law.  Each of the Winmark Shareholders has also reviewed and read a copy of the risk factors attached as Schedule II hereto.  Each of the Winmark Shareholders has had full access to all the information such shareholder considers necessary or appropriate to make an informed investment decision with respect to the Company Shares to be acquired under the Agreement.  Each of the Winmark Shareholders further has had an opportunity to ask questions and receive answers from the Company regarding the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such shareholder or to which such shareholder had access.

(c)           Each of the Winmark Shareholders is at the time of the offer and execution of this Agreement, domiciled and resident outside the United States and is not an “U.S. person” (as such term is defined in Rule 901(k) of Regulation S promulgated by the Securities and Exchange Commission under the Securities Act, as it may be amended from time to time (“Regulation S”)).  No Winmark Shareholder, nor any affiliate thereof, nor any person acting on behalf of any Winmark Shareholder or any such affiliate (collectively, the “Shareholder”), has engaged or will engage in general solicitation, advertising, or any other activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Company Shares (any such activity, including without limitation such activity defined as “directed selling efforts” in Regulation S, being defined herein as “Directed Selling Efforts”), including, but not limited to, effecting any sale or short sale of securities through any Shareholder, prior to the expiration of any distribution compliance or other restricted period contained in Regulation S promulgated under the Securities Act. To the best knowledge of each Shareholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Company Shares are being acquired for investment purposes by the Shareholders.  Each of the Shareholders agrees that all offers and sales of Company Shares from the Effective Date and through the expiration of any distribution compliance period set forth in Rule 903 of Regulation S shall not be made to “U.S. persons” or for the account or benefit of such U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S and/or any other applicable provisions of the Securities Act. Neither any Shareholder nor its agents or representatives have conducted any Directed Selling Efforts and no Shareholder will engage in any such Directed Selling Efforts within the United States through the expiration of any distribution compliance period described in Rule 903 of Regulation S.

3.6           Brokers’ Fees.         With the exception of Chief Capital Ltd., neither Winmark nor any of the Winmark Shareholders has engaged any broker, finder or agent with respect to the transactions contemplated by this Agreement, or has incurred any obligation to pay any broker, finder or agent with respect thereto.

3.7           Disclosure.         This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Winmark or the Winmark Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

3.8           Survival.        Each of the representations and warranties set forth in this Article III shall survive the Effective Date for a period terminating on the second anniversary of the Effective Date.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 4.1        Representations and Warranties of Winmark and the Winmark Shareholders.All representations and warranties made by Winmark and the Winmark Shareholders in this Agreement shall be true and correct on and as of the Effective Date.

Section 4.2        Agreements and Covenants. Each of Winmark and the Winmark Shareholders shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date.

Section 4.3       Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Effective Date.

Section 4.4        No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Winmark or the Winmark Shareholders, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 4.5        Closing Documents. The Company shall have received from each of Winmark and the Winmark Shareholders the certificates, agreements, instruments, documents and other deliveries referenced in Section 1.5 above (including certificates representing the Winmark Shares as referenced in Section 1.2).

Section 4.6        Winmark Subsidiary Agreements. The Company shall have received executed copies of such agreements and instruments (or proposed final drafts of such agreements and instruments, if not executed, so long as the executed versions of such agreements and instruments shall not vary materially from such proposed final drafts) as may be necessary for Winmark Subsidiary and Guangzhou Dongfang Hospital (or any affiliate) to create a variable interest entity (“VIE”) structure that is valid, binding and enforceable under the law of the People’s Republic of China, which agreements and instruments shall (i) each be in form and substance acceptable to the Company, (ii) not violate or conflict with any law, rule or regulation applicable to any of the parties thereto and (iii) shall not require the consent or approval of any governmental body or authority in order for the parties to execute and deliver such agreements and instruments and to perform their respective obligations thereunder.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF WINMARK AND THE
WINMARK SHAREHOLDERS

The obligations of Winmark and the Winmark Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or before the Effective Date of the following conditions, any one or more of which may be waived by either Winmark or any of the Winmark Shareholders in their sole discretion:

Section 5.1        Representations and Warranties of the Company. All representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Effective Date.

Section 5.2        Agreements and Covenants. The Company shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date.

Section 5.3        Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Effective Date.

Section 5.4        No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5        Closing Documents. Each of Winmark and the Winmark Shareholders shall have received from the Company the certificates, agreements, instruments and documents referenced in Section 1.5 above (including the certificates representing the Company Shares as referenced in Section 1.2).

ARTICLE VI
MISCELLANEOUS PROVISIONS

Section 6.1        Remedies.  In the event of a breach of any representation, warranty or agreement, the party to whom such representation, warranty or agreement has been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Effective Date.

Section 6.2        Publicity.       No party other than the Company shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby.  The Company agrees to give the other parties hereto an opportunity to review the proposed press release or announcement prior to dissemination thereof.

Section 6.3        Successors and Assigns.      This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided however that no party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other parties.

Section 6.4        Fees and Expenses.  All legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 6.5        Notices.      All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

Section 6.6        Entire Agreement.         This Agreement, together with the Schedules hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the Schedules and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 6.7        Severability.        This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 6.8        Titles and Headings.         The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 6.9        Counterparts.        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 6.10      Enforcement of the Agreement.         The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11      Governing Law.        This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 6.12      Amendments and Waivers.         No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHINA DONGFANG HEALTHCARE GROUP INC.		WINMARK GROUP LIMITED

By:	/s/ Xu Jianping	By:		/s/ LAM, Wai Chuen
	Xu Jianping			LAM, Wai Chuen, Director
President
ELEGANT CAPITAL HOLDINGS LIMITED		DAILY FORTUNE INVESTMENTS LIMITED

By:	/s/ LAM, Wai Chuen	By:		REGAL SEA GROUP LIMITED
	LAM, Wai Chuen, Director			Director

			By:	/s/ CHAU Chung Kai
CHAU Chung Kai
Director
EASTERN WELL HOLDINGS LIMITED		GOOD PRAISE HOLDINGS LIMITED

By:	/s/ DING, Jinhong	By:		/s/ Fu Yunzhuang
	DING, Jinhong, Director			Fu Yunzhuang, Director

[Signature page to the Share Exchange Agreement]

EXECUTION COPY
Schedule I

Share Table

Name of Shareholder	Number of Winmark Shares held by Shareholder	Number of Company Shares Issued to Shareholder
Elegant Capital Holdings Limited	27,170	11,411,400
Eastern Well Holdings Limited	19,500	8,190,000
Good Praise Holdings Limited	2,830	1,188,600
Daily Fortune Investments Limited	500	210,000
Total	50,000	21,000,000

Schedule II

Risk Factors

[To be provided]